EXHIBIT 10.2



                            STOCKHOLDERS AGREEMENT

     AGREEMENT dated as of June 11, 2004 by and between RC AVIATION LLC, a Delaware limited liability company ("RC Aviation" or "Buyer"), and AIP, LLC, a Delaware limited liability company ("AIP" or "Seller"), each of which is a holder of shares of Common Stock of HAWAIIAN HOLDINGS, INC., a Delaware Corporation ("HHI" or the "Company") (each a "Stockholder," and together the "Parties").

                                  BACKGROUND

     As of August 29, 2002, AIP, HHI, the Airline Pilots Association, Hawaiian Master Executive Council, the Association of Flight Attendants and the International Association of Machinists and Aerospace Workers entered into an Amended and Restated Stockholders Agreement (the "2002 Stockholders Agreement").

     On March 21, 2003, Hawaiian Airlines, Inc. ("HAL" or the "Debtor") commenced a chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the District of Hawaii.

     On May 30, 2003 the Office of the U.S. Trustee appointed a trustee approved by the Bankruptcy Court in the Chapter 11 case.

     On June 11, 2004, RC Aviation purchased from AIP Ten Million (10,000,000) shares of Common Stock of HHI. AIP continues to hold, after such purchase by RC Aviation, 4,159,403 shares of Common Stock and four (4) shares of Class A Preferred Stock.

     AIP and RC Aviation deem it in their respective best interests and in the best interests of the Company to provide consistent and uniform management for the Company and to make provisions for the future disposition of the securities of the Company and the other matters set forth herein.

     Accordingly, in consideration of the foregoing and the mutual promises and agreements set forth herein, the Parties hereto agree as follows:


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                                  ARTICLE 1

                              CERTAIN DEFINITIONS



     1.1 As used in this Agreement, the following terms shall have the following respective meanings (such meanings to be equally applicable to both the singular and plural):

      Affiliate: with respect to a Person, shall mean any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or engage the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     Agreement: shall mean this Stockholders Agreement by and between RC Aviation and AIP, dated as of June 11, 2004.

     AIP: shall have the meaning ascribed to that term in the first paragraph of this Agreement.

     Bankruptcy Court: shall mean the United States Bankruptcy Court for the District of Hawaii.

     Business Day: shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

     Buyer: shall have the meaning ascribed to that term in the first paragraph of this Agreement.

     By Laws: shall mean the bylaws of HHI, amended to date.

     Certificate of Incorporation: shall mean the amended and restated Certificate of Incorporation of HHI dated August 29, 2002, as amended.

     Chapter 11 Case: shall mean the case pending in the Bankruptcy Court, Case No. 03-00827 filed by Hawaiian Airlines, Inc. as Debtor.



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     Charter Documents: shall mean the Certificate of Incorporation and the By
Laws of HHI.

     Class A Preferred Stock: shall have the meaning ascribed to that term in the Certificate of Incorporation of the Company.

     Class B Preferred Stock: shall have the meaning ascribed to that term in the Certificate of Incorporation.


     Class C Preferred Stock: shall have the meaning ascribed to that term in the Certificate of Incorporation.

     Class D Preferred Stock: shall have the meaning ascribed to that term in the Certificate of Incorporation.

     Common Stock: shall have the meaning ascribed to that term in the Certificate of Incorporation of the Company.

     Company: shall have the meaning ascribed to that term in the first paragraph of this Agreement.

     Debtor: shall mean Hawaiian Airlines, Inc., the sole operating subsidiary of HHI which filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Hawaii.

     Effective Date: shall mean the Effective Date under the Plan of the Debtor.

     Equity Security: shall mean any security evidencing an ownership interest in the Company, including all shares of Common Stock and Preferred Stock owned by AIP, or any security convertible into or exercisable for any shares or Common Stock, including all warrants or options held by AIP or any other Stockholder, or any agreement or commitment to issue any of the foregoing.

     HHI: shall have the meaning ascribed to that term in the first paragraph of this Agreement.




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     Person: shall mean a corporation, association, partnership, joint venture, organization, business, individual, trust, or any other entity or organization, including a government or any subdivision or agency thereof.

     Plan: shall have the meaning ascribed to that term in Section 4.1.

     RC Aviation: shall have the meaning ascribed to that term in the first paragraph of this Agreement.

     Subsidiary: shall mean each Person, the voting percentage of, or individual interest in, which is owned fifty percent (50%) or more by the Company.

     The 2002 Stockholders Agreement: shall mean the stockholder agreement to which reference is made in Background section of this Agreement

     Transfer: shall have the meaning ascribed to such term in Section 3.1 of this Agreement.

     Transferee: shall have the meaning ascribed to such term in Section 3.3 of this Agreement.


                                   ARTICLE 2

                                    VOTING

     2.1 Covenant to Vote. Until the day after the date of the first annual meeting of stockholders of HHI, subsequent to the Effective Date, AIP shall, and shall use its reasonable best efforts and take all actions necessary to cause its Affiliates to vote all Equity Securities held by AIP or its Affiliates in favor of the election, as members of the Board of Directors, of the persons identified by RC Aviation for nomination or so nominated in accordance with, the Certificate of Incorporation and By Laws of the Company, and to otherwise effect the intent of this Article 2.1, which is to cause persons identified by RC Aviation to, immediately, on the date hereof, or as soon thereafter as is lawful, become the only members of the Board of Directors of the Company (assuming no request is made by the holders of Class B, C, or D Preferred Stock to become directors of the Company). In addition, AIP agrees to vote and shall use its



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

reasonable best efforts to cause any of its Affiliates who are stockholders of HHI to vote all of their respective Equity Shares owned or held of record by AIP or an Affiliate of AIP upon any other matter submitted to a vote of the stockholders in the manner instructed by RC Aviation.



                                  ARTICLE 3

                              TRANSFERS OF STOCK

     3.1 Restrictions on Transfer. Subject to compliance with the limitations on the rights of AIP to freely Transfer Equity Securities of HHI set forth in this Article 3 (together with any limitations which may arise from any other agreement to which AIP is subject or applicable federal and state securities laws), AIP may sell, pledge, hypothecate, transfer, assign or otherwise dispose of (a "Transfer") any of its remaining shares of Common Stock or other Equity Security to any Person at any time. Notwithstanding anything else contained in this Agreement, AIP may Transfer any Equity Security to an Affiliate of AIP, but only if such Affiliate, before the consummation of the Transfer, agrees, in writing, to be bound by this Agreement. Any transferee of AIP other than an Affiliate shall be released from the obligations set forth in this Agreement: provided, however, any transferee that receives shares from AIP prior to the Effective Date, shall be bound by this Agreement until the day immediately following such Effective Date. Notwithstanding anything else contained in this Agreement, the provisions of this Article 3 will not apply to any Common Stock acquired by John W. Adams as the result of any exercise of existing options or warrants.

     3.2 Right of First Offer.

     (a) If at any time after the Effective Date but prior to the earlier of the registration of the Common Stock owned by AIP or when that Common Stock becomes freely tradeable, AIP has a bona fide intent to complete a Transfer with respect to any shares of Common Stock owned by AIP, AIP shall first give the Buyer a right of first offer to purchase the shares of Common Stock that AIP wishes to Transfer. AIP shall do so by notifying Larry Hershfield (an "Intention to Sell") of AIP's intention to Transfer its shares of Common Stock.



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Thereafter, AIP shall negotiate in good faith for the sale of its shares of Common Stock with the Buyer for a period of twenty-four (24) hours. During the twenty-four (24) hour period following receipt of the Intention to Sell, AIP shall not engage in any discussions, written or oral, regarding the Transfer of its shares of Common Stock with any other person or entity. If at the end of the twenty-four (24) hour period after receipt of the Intention to Sell, the parties have been unable to reach agreement as to the terms of such purchase, AIP shall be free to negotiate with third parties for the sale of such shares of Common Stock, and subject to Section 3.3 below hereof, may enter into agreements with respect to same. AIP and Buyer shall consummate any purchase of Common Stock agreed upon during the twenty-four (24) hour period within three (3) days of such agreement to purchase;

     (b) If at any time after the earlier of the registration of the Common Stock owned by AIP or when that Common Stock becomes freely tradeable, AIP has a bona fide intent to complete a Transfer with respect to any shares of Common Stock owned by AIP, AIP shall first give the Buyer a right of first offer to purchase the shares of Common Stock that AIP wishes to Transfer. AIP shall do so by notifying Larry Hershfield of AIP's Intention to Sell. Thereafter, AIP shall negotiate in good faith for the sale of its shares of Common Stock with the Buyer for a period of one (1) hour on sales less than 1,000,000 shares and twenty-four (24) hours on sales of 1,000,000 or more shares (the "3.2(b) Notice Period"). During the 3.2(b) Notice Period, AIP shall not engage in any discussions, written or oral, regarding the Transfer of its shares of Common Stock with any other person or entity. If at the end of the 3.2(b) Notice Period after receipt of the Intention to Sell, the parties have been unable to reach agreement as to the terms of such purchase, AIP shall be free to negotiate with third parties for the sale of 250,000 shares of Common Stock (or such greater number of shares as were subject to the notice of AIP's Intention to Sell) and may enter into agreements with respect to same. AIP and Buyer shall consummate any purchase of Common Stock agreed upon during the 3.2(b) Notice Period within three (3) days of such agreement to purchase.




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



     3.3 Right of First Refusal. Prior to entering into any Transfer with any potential transferee (a "Transferee"), AIP shall first offer to the Buyer the right to purchase all of the shares of Common Stock proposed to be Transferred in accordance with the following provisions:

     (a) If AIP receives (i) a bona fide written offer to purchase all or part of its shares of Common Stock (a "Bona Fide Offer") from a Transferee that AIP desires to accept, or (ii) a bona fide written acceptance from a Transferee of AIP's offer to sell all or part of its shares of Common Stock (a "Bona Fide Acceptance"), then AIP shall, not later than two (2) days after receipt of such Bona Fide Offer or Bona Fide Acceptance, deliver written notice thereof (a "First Refusal Notice") to the Buyer. A First Refusal Notice in respect of any shares of Common Stock shall: (i) identify the Transferee; (ii) state the aggregate purchase price for such shares of Common Stock to be paid by the Transferee (if such purchase price is to be paid by delivery of property other than cash, such price shall be the fair market value of such property and such notice shall state AIP's estimate of the fair market value of such property);
(iii) summarize all material terms and conditions of the Bona Fide Offer or Bona Fide Acceptance and all other transactions and agreements directly or indirectly conditioned upon or otherwise related to the purchase of the shares of Common Stock by the Transferee; and (iv) be accompanied by a certificate of AIP or a duly authorized officer of AIP certifying that the information set forth in the First Refusal Notice is true, correct and complete in all respects to the best of his or her knowledge and that the Bona Fide Offer or Bona Fide Acceptance is a result of arm's-length offer and has not been made or otherwise effected for the purpose of avoiding, evading, circumventing or otherwise adversely affecting the right of the Buyer to purchase the shares of Common Stock pursuant to the provisions of this Section 3.3.

     (b) For a period of ten (10) days following receipt by the Buyer of a First Refusal Notice (the "First Refusal Period"), the Buyer may elect, by the delivery of written notice of such election to AIP (the "First Refusal Election Notice") within such First Refusal Period, to purchase all the shares of Common Stock at a price equal to the price set forth in the





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


First Refusal Notice and on the terms and conditions, including the manner of payment, described in the First Refusal Notice and in the accompanying materials. The rights afforded to the Buyer pursuant to this Section 3.3 may be exercised by the Buyer or may be assigned by it to an entity wholly owned by the Buyer, in which case each reference to the Buyer in this Section 3.3 shall be deemed to include such assignee.

     (c) If the Buyer duly and timely delivers a First Refusal Election Notice to AIP in respect of all of the shares of Common Stock subject to the First Refusal Notice during the First Refusal Period, then AIP shall be obligated to sell all such shares of Common Stock to the Buyer, and the Buyer shall be obligated to purchase all such shares of Common Stock from AIP, free and clear of all liens, claims, charges or security interests. The purchase of any shares of Common Stock by the Buyer shall be consummated on or before the twentieth (20th) day after the First Refusal Election Notice is received by AIP or on such other date as AIP and the Buyer may agree.

     (d) If the Buyer does not duly and timely deliver a First Refusal Election Notice to AIP in respect of any shares of Common Stock, or if the Buyer fails to close such purchase as required by the date set forth in Subsection 3.3 (c), AIP shall have the right to enter into an agreement to sell such shares of Common Stock to the Transferee by a date not later than fifteen (15) Days after (i) the expiration of the First Refusal Period in respect of such shares of Common Stock or (ii) the date of the failure to close such purchase at a price and on terms which are in strict accordance with the price and terms included in the Bona Fide Offer or Bona Fide Acceptance (except for variations in immaterial terms and conditions of the Bona Fide Offer or Bona Fide Acceptance which are neither individually nor in the aggregate more favorable to the Transferee than those originally contained in the Bona Fide Offer or Bona Fide Acceptance).

     3.4 Bring Along Rights.

     (a) In the event that the Buyer elects to sell (the "Proposed Bring Along Sale") all or substantially all of its shares of Qualified Common Stock, as defined below, to an unrelated third party (the "Bring Along Purchaser") on an arm's-length basis, then AIP shall be





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



required, if so required by the Buyer, to sell all of its shares of Common Stock to the Bring Along Purchaser at the same price and upon the same terms and conditions as the Buyer is selling its shares of Common Stock to the Bring Along Purchaser. Ten (10) days prior to the date set by the Buyer as the date for the Proposed Bring Along Sale, the Buyer shall notify AIP in writing of such offer. The notice (the "Bring Along Notice") shall set forth: (i) the name of the Bring Along Purchaser; (ii) the proposed amount and form of consideration and terms and conditions offered by the Bring Along Purchaser; and (iii) the proposed closing date for the Proposed Bring Along Sale.

     (b) When the sale closes, AIP shall deliver to the Buyer or the Bring Along Purchaser the certificate or certificates representing the shares of Common Stock to be sold, duly endorsed for transfer and accompanied by all requisite stock transfer taxes, if any, against payment of the purchase price therefor, and the shares of Common Stock to be sold or otherwise disposed of pursuant to the Proposed Sale free and clear any all liens, pledges, claims, options, proxies, agreements, charges, encumbrances, or interests of any Person or entity whatsoever (other than restrictions imposed pursuant to applicable Federal and state securities laws) and AIP shall so represent and warrant to that fact. AIP shall further represent and warrant that it is the record and beneficial owner of the shares of Common Stock and that it has all necessary power and authority to sell the shares of Common Stock. AIP shall also deliver to the Buyer with the certificate or certificates representing the shares of Common Stock to be sold or otherwise disposed of pursuant to the Proposed Bring Along Sale a limited power of attorney authorizing the Buyer to sell or otherwise dispose of such shares of Common Stock pursuant to the terms of the Proposed Bring Along Sale.

     (c) The Buyer shall have thirty (30) days, commencing on the date of the Bring Along Notice, in which to complete the Proposed Bring Along Sale; provided that if the Proposed Bring Along Sale is subject to any prior regulatory approval or consent, the time period during which such Proposed Bring Along Sale may be consummated may be extended until the expiration of ten (10) days after all such approvals and consents shall have been received, but in



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no event more than ninety (90) days after the Bring Along Notice unless AIP consents to that extension in writing. If at the end of such thirty (30) day period, or such additional period in the event that regulatory approval or consent is required, the Buyer has not completed the Proposed Bring Along Sale, the Buyer shall return to AIP all certificates representing shares of Common Stock which were delivered to the Buyer by AIP, powers of attorney which were delivered for sale in connection with the Proposed Bring Along Sale and any other documents delivered by AIP in connection with the Proposed Bring Along Sale.

     (d) Concurrently with the consummation of the Proposed Bring Along Sale, the Buyer shall notify AIP thereof, and AIP shall receive the consideration for the sale of the shares of Common Stock owned by AIP so purchased directly from the purchaser.

     (e) AIP shall not be required to participate in any transaction unless the consideration to be received by AIP consists entirely of cash or marketable securities.

     (f) The Buyer shall not be entitled to send more than two Bring Along Notices. After two such Bring Along Notices have been sent, Buyer Bring Along Rights shall be extinguished.

     3.5 Tag Along Rights.

     (a) If the Buyer agrees to sell Qualified Common Stock, as defined below, then held by it to an unaffiliated purchaser (a "Tag Purchaser") in a single, arm's length, privately negotiated transaction (e.g., this Section shall not apply to any public sales pursuant to registration statement), or in a series of related such transactions, and elects not to exercise its Bring Along rights set forth in Section 3.4 of this Agreement (a "Proposed Tag Sale"), then the Buyer shall deliver notice to AIP (the "Sales Notice") of its intent to sell or otherwise transfer the applicable Qualified Common Stock at least five (5) days prior to such sale or transfer. The Sales Notice shall state the name of the Tag Purchaser, the number of shares of Qualified Common Stock held by the Buyer proposed to be sold and shall include all material terms of the transaction. If AIP notifies the Buyer in writing within five (5) days after receipt of the Sales Notice, AIP shall have the right, upon consummation by the Buyer of such sale, to require the



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Tag Purchaser to purchase from AIP a portion of AIP's Qualified Common Stock
(such portion determined as described below) on the same terms and conditions as specified in the Sales Notice. To the extent AIP and one or more members of the Buyer (AIP and those selling members being referred to herein as "Selling Holders") exercise their respective rights of participation, the number of shares of Qualified Common Stock that the Buyer may sell shall be correspondingly reduced. Each Selling Holder may sell all or any part of that number of shares of Qualified Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Qualified Common Stock covered by the Sales Notice by (ii) a fraction, the numerator of which shall be the number of shares of Qualified Common Stock owned by the Selling Holder on the date of the Sales Notice and the denominator of which shall be the total number of shares of Qualified Common Stock owned the Buyer plus the number of shares of Qualified Common Stock held by all of the Selling Holders on the date of the Sales Notice. AIP shall effect its participation in the sale by promptly entering into any purchase agreement, transfer agreement or other agreement necessary to consummate such transaction or delivering to the Buyer certificates evidencing the applicable Qualified Common Stock duly endorsed for transfer to the purchaser of such Qualified Common Stock as set forth in the Sales Notice. To the extent that any prospective purchaser or purchasers refuses to purchase Qualified Common Stock from AIP, the Buyer shall not sell to such prospective purchaser or purchasers any Qualified Common Stock unless and until, simultaneously with such sale, the Buyer purchases such shares or other Qualified Common Stock from AIP for the same consideration and on the same terms and conditions as the proposed transfer described in the Sales Notice.

     (b) For purposes of this Section "Qualified Common Stock" is limited to the following shares owned by the Buyer or its members or AIP as of the date of the Sales Notice: (i) the 10,000,000 shares bought by Buyer from AIP under the Stock Purchase Agreement, (ii) the 4,159,403 shares retained by AIP immediately after the closing of the sale pursuant to the Stock Purchase Agreement, and (iii) any shares of Common Stock acquired by AIP, the Buyer or the members of the Buyer pursuant to Section 4.3 of this Agreement.



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     (c) The Buyer shall have up to thirty (30) days after the Sales Notice is received in which to sell the shares of Qualified Common Stock owned by Buyer and its members and by AIP, if AIP has elected to sell pursuant to this Section, at a price and on terms not materially different from that contained in the Sales Notice. If at the end of such thirty (30)-day period the Buyer have not completed the sale, the Buyer shall remain bound by all the restrictions on transfer contained in this Agreement, including this Section 3.5.

     (d) For purposes of this Section 3.5, "Applicable Terms and Conditions" shall mean (A) with respect to a single transaction, the same terms and conditions as those received by the Buyer in such transaction, (B) with respect to a series of related transactions, the best of the terms and conditions received by the Buyer in such transactions or (C) with respect to a series of unrelated transactions, the terms and conditions of the latest applicable transaction received by the Buyer in such transaction in respect of which a Tag Along Acceptance Notice was sent.

     3.6 No Liability Upon Non-Sale. Notwithstanding anything contained in this of Article 3, there shall be no liability on the part of the Buyer or its members to AIP in the event that any sale that triggers the provisions of Sections 3.4 and 3.5 is not consummated for whatever reason. Whether such sale is effected is in the sole and absolute discretion of the Buyer.

     3.7   Expiration of Rights.

     (a) The right of first offer provided to the Buyer in Section 3.2 hereof shall expire on a date which is twelve months (12) after the Effective Date.

     (b) The right of first refusal provided to the Buyer in Section 3.3 shall expire on the Effective Date.

     (c) The rights of the Buyer to require AIP to sell its shares of Common Stock pursuant to Section 3.4 hereof shall expire when either Buyer or AIP and its Affiliates no longer hold any Equity Security.

     (d) The rights of AIP to be offered an opportunity to sell all or a portion of its shares of Qualified Common Stock pursuant to Section 3.5 hereof shall expire when either Buyer or AIP no longer holds any Qualified Common Stock.



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     3.8 Share Legend. Prior to the Effective Date, each stock certificate representing all Shares of Qualified Common Stock held by AIP and Buyer shall have conspicuously endorsed on its face or reverse side the following statement:


         THE OWNERSHIP, SALE, TRANSFER, ASSIGNMENT, OR
         HYPOTHECATION OF THE SHARES REPRESENTED BY THIS
         CERTIFICATE IS RESTRICTED BY THE PROVISIONS OF AN
         AGREEMENT BY AND BETWEEN RC AVIATION AND AIP, LLC, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF HHI, AND ALL THE PROVISIONS OF WHICH ARE INCORPORATED BY
         REFERENCE IN THIS CERTIFICATE.


On the Effective Date, or as soon thereafter as each holder of Qualified Common Stock delivers to HHI the original certificate, AIP and Buyer shall cooperate to cause HHI to issue new certificates which do not bear this legend.

                                  ARTICLE 4

                             ADDITIONAL AGREEMENTS

     4.1 Plan Support: Provided that there is a plan of reorganization ("Plan") proposed in the Chapter 11 Case by Buyer or HHI, and provided further that such Plan does not propose a treatment of AIP's continuing interest as a shareholder of Common Stock of HHI which differs from the treatment proposed in the Plan to be accorded to the interest of Buyer or its Members or Affiliates that own HHI stock as a shareholder of Common Stock of HHI, then absent the written consent of Buyer to any action or inaction of AIP inconsistent with or contrary to the following, AIP shall (a) not take any action to oppose or interfere with confirmation or consummation of any such Plan, (b) if requested by the Buyer, vote all of its claims against, and interests in, the Debtor in support of such Plan, (c) take commercially reasonable steps to support confirmation and consummation of such Plan; and
(d) if requested by the Buyer, use its commercially reasonable efforts to cause HHI to (i) vote all of its claims against and interests in the Debtor in support of such a Plan and (ii) not take any actions to oppose or interfere with confirmation or consummation of any such Plan. Buyer will not propose, support or vote for a



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Plan for the Debtor that treats AIP's continuing interest as a shareholder of
Common Stock of HHI in a manner different from the treatment of the interests of the Buyer or its Members or Affiliates that own HHI stock as shareholders of Common Stock of HHI. Without limiting the generality of the foregoing, Buyer will not propose, support or vote for a Plan for the Debtor that subordinates or invalidates AIP's claims against or interests in the Debtor or that preserves and provides a mechanism for the prosecution of any claims against AIP or its Affiliates by the Debtor or HHI.

     4.2 Registration Rights. Each of Buyer and AIP shall use commercially reasonable efforts to cause each of them to be granted by HHI, alternatively,
(i) the right to an evergreen shelf registration statement which HHI will cause to remain effective until all of each of AIP's shares of Common Stock and Buyer's shares of Common Stock are sold or, until the number of shares of Common Stock then owned by each of them would no longer require registration for resale due to the availability of an exemption from registration under federal and state securities laws, or (ii) one or more demand registration rights in a form to be mutually agreed upon which require HHI, at HHI's expense, to cause a registration statement to be filed with the Securities and Exchange Commission and be declared effective, within a reasonable period of time after the Effective Date of a Plan, with respect to all the shares of Common Stock of HHI owned at such time by Buyer and AIP.

     4.3 Future Capital Contributions. In the event that Buyer or any member of Buyer makes a contribution of capital to HHI for the purpose of funding a Plan for the Debtor, whether in the form of a rights offering, or otherwise, AIP or an Affiliate will have the right, but not the obligation, to also make a contribution on the same terms and conditions as Buyer or such member of Buyer, but on a basis which reflects AIP's pro rata ownership of shares of Common Stock of HHI Common Stock as compared to the number of shares of Common Stock owned by Buyer at the time of the determination by Buyer or such member of Buyer to make such contribution.




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


     4.4  Indemnification and Expense Reimbursements:

     (a) Set forth on Schedule 4.4(a) are the amounts that AIP and its Affiliates have expended on (i) on pursuing the reorganization of HAL, (ii) defense costs (including expert fees) relating to the Trustee litigation and the SEC inquiry, (iii) costs associated with HHI's status as a public company and (iv) costs relating to public relations and other miscellaneous costs. Set forth on Schedule 4.4(b) are the amounts that HHI has expended on (i) on pursuing the reorganization of HAL, (ii) indemnification obligations to current and former directors relating to the Trustee litigation and the SEC inquiry, (iii) costs associated with maintaining HHI's status as a public company.

     (b) AIP hereby represents that (i) it or its Affiliates have paid certain items on behalf of HHI and expect to be reimbursed for such expenditures and
(ii) HHI has paid certain items for which AIP or its Affiliates were partially responsible, thereby reducing the amount that HHI owes AIP and its Affiliates. Based on the allocation methodology that AIP has previously described to Buyer, AIP believes that HHI owes AIP and its Affiliates an aggregate amount of $1,563,305.08. In addition, HHI owes $41,448.48 to an Affiliate of AIP pursuant to the terms of a promissory note.

     (c) After the transactions contemplated hereby are consummated, the Buyer will use commercially reasonable efforts to cause HHI to promptly repay any amounts properly payable to AIP or its Affiliates from (a) any insurance proceeds that HHI receives, and (b) any proceeds that HHI receives from the exercise of stock options. After the Effective Date, the Buyer will use commercially reasonable efforts to cause HHI to repay any amounts properly payable to AIP or its Affiliates that have yet to be paid in full in the ordinary course of business. The Buyer shall have no obligation to make any capital contributions to HHI to fund any amounts due and owing AIP or its Affiliates; provided, however, Buyer will fund the ongoing operations of HHI, and will not rely on the proceeds of option exercises or insurance proceeds to fund the ongoing operations of HHI, until such time as AIP and its Affiliates have been paid in full.

     (d) AIP and the Buyer will cooperate to obtain payment of any amounts due and owing under HHI's D&O insurance policies. Nothing contained herein shall constitute a waiver of any defenses that HHI may have to any indemnification claims or a guarantee of any payment by Buyer or HHI.

     (e) Buyer will use its reasonable best efforts to cause HHI to promptly notify AIP to the extent proceeds are received pursuant the exercise of options or insurance policies.

     4.5 Option. If there is a settlement (prior to the Effective Date of the Debtor's Plan) of claims against AIP by the Debtor's estate pursuant to which equity of HHI in the form of Common Stock, or otherwise, is to be issued to AIP, the Buyer shall have the option to purchase 50% of such equity at AIP's cost. This option will expire on the fifth business day after AIP gives the Buyer written notice that it has obtained the right to purchase such shares and the terms and conditions related thereto.


     4.6 No Changes to Indemnification. Buyer agrees that it shall not take, and shall not cause any Person to take, any action which would retroactively diminish the scope of any existing lawful, and valid and binding obligation of HHI to indemnify any Person with respect to any claim which has arisen prior to the date of this Agreement.

     4.7 Insurance. Buyer agrees to use its reasonable best efforts to cause HHI to maintain for a period of not less than six (6) years from the date of this Agreement, an officers and directors insurance policy which is intended to provide insurance which provides coverage no less favorable to those officers and directors and former officers and directors of HHI who are presently insured thereunder and with policy limits of not less than Ten Million Dollars ($10,000,000) so long as the annual premium to be paid for such policy does not exceed $900,000 (or the maximum amount of insurance that can be obtained for $900,000).

     4.8 Litigation.

     (a) As of the date hereof, neither Buyer nor any of its Members has actual knowledge of any facts or circumstances relating to the Company, HAL, the bankruptcy filed by HAL or the Tender Offer consummated by HAL in June 2002 that would warrant (i) the commencement of any litigation, arbitration or other proceeding (collectively, "Litigation") against AIP, John W. Adams, Smith Management LLC or their respective Affiliates (the "AIP Parties") other than the adversary proceeding currently being prosecuted by the Trustee; or (ii) the subordination or invalidation of the Common Stock owned by AIP (in the Bankruptcy Case or otherwise). Therefore, Buyer and it Members agree, solely in their capacity as shareholders of HAL or the Company, not to commence, prosecute, precipitate or substantially assist anyone in commencing or prosecuting any Litigation against the AIP Parties relating to any facts or circumstances of which the Buyer or its Member has actual knowledge which transpired or existed prior to the Closing Date.

     (b) Buyer represents and warrants that neither Buyer nor any of its Members (i) have any current intention to commence any Litigation against the AIP Parties, (ii) have any current intention to commence, prosecute, precipitate or substantially assist anyone in commencing or prosecuting in any motion, action or proceeding to subordinate or invalidate AIP's Common Stock, or (iii) have had any discussions with third parties in furtherance of the actions contemplated in clauses (i) and (ii).

     (c) In the event that Buyer or any of its Members first learns of any facts after the date hereof that would justify the commencement of Litigation against the AIP Parties based on any facts that existed prior to the Buyer's purchase of Common Stock from AIP, Buyer and its Members agree, with respect to any such Litigation, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York. In furtherance of the foregoing, Buyer and its Members agree to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County.

     (d) In the event that (i) Litigation is commenced against the AIP Parties, (ii) such Litigation is successful, and (iii) the Buyer directly receives proceeds as a result of such

Litigation, Buyer will remit such proceeds to the AIP Parties; provided, however, that a recovery of proceeds by HAL or the Company shall not obligate Buyer to make any payment hereunder.



                                   ARTICLE 5

                                 MISCELLANEOUS


     5.1 Assignment/Successors and Assigns. Except as otherwise provided in this Agreement, no right under this Agreement shall be assignable and any attempted assignment in violation of this provision shall be void. The Buyer shall have the right to assign its rights and obligations hereunder to any Affiliate controlled by the Buyer, Ranch Capital or Lawrence Hershfield that assumes all obligations hereunder, and AIP shall have the right to assign its rights and obligations hereunder to any Affiliate controlled by AIP or Randy
D. Smith that assumes all obligations hereunder, whereupon references herein to the Buyer or AIP shall be deemed to be to such successor. This Agreement, and the rights and obligations of the Parties hereunder, shall be binding upon and inure to the benefit of any and all permitted Transferees of any shares of Common Stock or Equity Securities their successors, permitted assigns, and, if a transferee is an individual, such individual's personal representatives and all other legal representatives, in whatsoever capacity, by operation of law or otherwise, of the parties hereto, in each case with the same force and effect as if the foregoing entities (or persons, if applicable) were named herein as Parties hereto. Any and all Transferees of any shares of Common Stock or Equity Securities shall be subject to and fully bound by this Agreement with the same effect as if they were a Party hereto. No person who is a purported Transferee of AIP after the Effective Date shall have any rights or obligations under this Agreement.


     5.2  Amendment and Modification.

     (a) This Agreement may be amended only by a written instrument duly executed by RC Aviation and AIP.

     (b) Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     5.3 Notices. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

     (a) If to the Company, addressed to its principal executive office to the attention of its Secretary,

     (b) If to RC Aviation, to the address listed on the signature page hereto or to such other address as RC Aviation has specified in a written notice given to the Company and AIP in the manner specified above, and

     (c) If to AIP, to the address listed on the signature page hereto or to such other address as AIP has specified in a written notice given to the Company and RC Aviation Entities in the manner specified above.

5.4 Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts of law of any jurisdiction. Each of the Parties hereto hereby irrevocably submits to the jurisdiction of any federal court sitting in the District of Delaware or any state court located in Wilmington, Delaware, over any suit, action or proceeding arising out of or relating to this agreement. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested or by overnight courier service, to the address of such Party set forth in
Section 4.3 or in the records of the Company. EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION BROUGHT HEREUNDER OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     5.5 Inspection. For so long as this Agreement shall be in effect, a copy of this Agreement shall be filed with the Secretary of the Company and made available for inspection by any Party at the principal executive offices of the Company.

     5.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


5.8 Termination. This Agreement shall terminate as to AIP and RC Aviation and any Transferee thereof on the earlier of: (i) such time as RC Aviation , AIP or such Transferee shall no longer hold any Equity Security, (but if AIP or RC Aviation or such Transferee shall have transferred such Equity Securities to a Person in compliance with this Agreement, this Agreement shall continue to apply to such Person as long as such Person holds Equity Securities); or (ii) the date of the first annual stockholders meeting of the Company after the Effective Date provided, however, that the provisions of this Agreement shall continue in effect for enforcing all of the obligations and undertakings that have become operative, including but not limited to the right of first offer set forth in Section 3.2., the Bring Along Rights in
Section 3.4 and the Tag Along Rights in Section 3.5. Notwithstanding any provisions to the contrary, this Agreement shall terminate with respect to any Transferee of AIP after the Effective Date.

     5.9 Further Action. Each Party hereto agrees to execute and deliver any instrument and take any action that may reasonably be requested by any other Party for the purpose of effectuating the provisions of this Agreement.

     5.10 Specific Performance. The Parties hereto recognize that irreparable damage will result if this Agreement shall not be specifically enforced. If any dispute arises concerning any Equity Security hereunder, the Parties hereto agree that an injunction may be issued to compel specific performance of any term of this Agreement pending determination of such controversy and that no bond or other security may be required in connection therewith. If any dispute arises concerning the right or obligation of RC Aviation, AIP or any other Stockholder to sell, or to force the sale of, any Equity Securities subject hereto, such right or obligation shall be enforceable by a decree of specific performance. Such remedies shall, however, not be exclusive and shall be in addition to any other remedy which the parties may have.

     5.11 Entire Agreement. This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof.

     5.12 Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction or any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5.13 Improper Transfer. Any attempt to Transfer any Equity Security not in compliance with this Agreement shall be null and void and the Company shall not give any effect in the Company's stock records to such attempted Transfer.

     5.14 The 2002 Stockholder Agreement. Although the 2002 Stockholders Agreement may no longer apply to the Common Stock purchased by the Buyer under the Stock Purchase Agreement dated June 11, 2004, the Buyer intends to conduct it operations, and use its reasonable best efforts to cause HHI to conduct its operations, in a manner consistent with the rights afforded the parties to that Agreement, including upon the request of holders of the Series B, C, or D Preferred Stock to take all lawful action to cause Persons identified by such holders to be nominated to the board of directors of HHI. Notwithstanding anything else contained in this Agreement, the Buyer shall not have the right to require AIP to vote any Equity Securities in a manner that would violate or breach AIP's obligations under the 2002 Stockholders Agreement.

     5.15 Attorneys' Fees. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and costs incurred, both before and after judgment, in addition to any other relief to which it may be entitled.


     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first above written.





Dated: ____________           AIP, LLC, a Delaware limited liability company




                              By:
                                   -----------------------------------------
                                                  Managing Member



                                   Address:

Dated: ____________             RC AVIATION LLC, a Delaware limited liability
                                company






                                By:
                                   ------------------------------------------
                                                         Managing Member





                                Address:

                            INSTRUMENT OF ACCESSION



     The undersigned, ____________________, as a condition precedent to becoming the owner or holder of record of __________ (__________) shares of Common Stock, par value $0.001 per share, of Hawaiian Holdings, Inc., a Delaware corporation (the "Company"), hereby agrees to become a Shareholder, party to and bound by that certain STOCKHOLDERS Agreement dated as of June 11, 2004, by and between AIP and RC Aviation. This Instrument of Accession shall take effect and shall become an integral part of the said STOCKHOLDERS Agreement immediately upon execution and delivery to the Company of this Instrument.

     IN WITNESS WHEREOF, the undersigned has caused this INSTRUMENT OF ACCESSION to be signed as of the date below written.




                               Signature:
                                         ------------------------------
                               Address:
                                       --------------------------------

                               ----------------------------------------

                               ----------------------------------------


                               Date:
                                    -----------------------------------



                               Accepted:

                               Hawaiian Holdings, Inc.


                               By:
                                   ------------------------------------
                                   Name:
                                   Title:


                               Date:
                                     ----------------------------------



                                 EXHIBIT "A"